Exhibit 99.1

September 14, 2015

To:         All Solera Associates

From:     Tony Aquila – Founder, Chairman & CEO

Dear Solera Associates,

Today, Solera announced that it entered into a definitive merger agreement with Vista Equity Partners, a leading private investment firm, and affiliated prestigious investors that include Koch Industries and Goldman, Sachs & Co. Upon completion of this transaction, Solera will once again operate as a privately owned company.

Since our inception, Solera has expanded to 78 countries, invested in over 35 companies, and built a highly distinguished team that has created powerful technology platforms that span the lifecycle of automobile and property ownership. Within the automotive industry, we’ve engaged the 10% of motorists who file car insurance claims each year (a contact-driven industry), as well as the 90% who are more frequently involved in buying, maintaining, repairing and selling their vehicles (a content-rich ecosystem). Through the auto, we’ve also started to move into the home.

Being a private company during the next phase of our global expansion will provide us with the operating freedom and flexibility we need to proliferate our innovative solutions and technologies throughout the world, which in turn increases our growth and profitability opportunities.

Solera is driven by people who excel at doing things right, better and different. This is why you — along with our global workforce of over 5,000 associates — are the key to our ongoing success. I am both proud and humbled to be working alongside each of you as we enter the next phase of our global expansion. I am absolutely confident that together, as a team, we will continue to digitally transform the ways our world manages life’s important assets.

With 3H gratitude,

Tony Aquila

Founder, Chairman and CEO

Solera Holdings, Inc.

P.S. Please note that the closing of this merger is conditioned upon customary closing conditions, including the approval of Solera stockholders and required regulatory approvals. The merger is expected to close no later than the first calendar quarter of 2016. We will continue to provide you with updates during this time.

Important Additional Information will be Filed with the SEC

In connection with the proposed merger, Solera intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Solera will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting of stockholders relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SOLERA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by Solera with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Solera via Solera’s Investor Relations section of its website at www.solera.com or by contacting Solera’s Investor Relations Department at (817) 961-2097.

This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities. Solera and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Solera’s directors and executive officers is contained in Solera’s proxy statement dated October 6, 2014, previously filed with the SEC. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in Solera’s 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed by Solera in connection with the merger.